PURCHASE AGREEMENT
                  17135 Kieth Harrow Boulevard
                           Houston, TX

This AGREEMENT, entered into effective as of the 30th of July, 2002.

l. PARTIES. Seller is AEI Real Estate Fund XVI Limited Partnership ("Seller"). Seller holds an undivided 100% interest in the fee title to that certain real property legally described in the attached Exhibit "A" (the "Property"). Buyer is Edward A. Routzong and Pamela C. Baca and/or its assigns ("Buyer"). Seller wishes to sell and Buyer wishes to buy the Property.

2. PROPERTY. The Property to be sold to Buyer in this transaction is legally described on Exhibit "A" attached hereto, subject to the provisions of Buyer review of title as set forth below in paragraph 8, including that certain Net Lease Agreement between Seller and Creative Years Early Learning Centers, Inc.

3. PURCHASE PRICE. The purchase price for this Property is $230,000 cash plus $50 independent consideration, based on the following terms:

4. TERMS. Subject however to sections 15(b) and 15(c) the purchase price for the Property will be paid by Buyer as follows:

     (a) When this agreement is executed, Buyer will pay $1,000 in cash or good funds (the "First Payment") to Houston Title, Attn: Tanya McLaren, 777 Post Oak Boulevard, Suite 200, Houston, TX 77056 ("Escrowee"). The First Payment will be credited against the purchase price when and if escrow closes and the sale is completed, or otherwise disbursed pursuant to the terms of this Agreement. After the expiration of the Review Period as defined in paragraph 6 below, the First Payment held for the account of Seller shall become non-refundable.

      (b)  Buyer will pay the balance of purchase price  for  the
Property,  $229,000  in  cash or       good  funds  (the  "Second
Payment"), at closing to the Escrowee who shall close the transaction according to the terms hereof.

     (c) When this Agreement is executed, Buyer will also pay $50 in cash in good funds directly to Seller ("Option Consideration"), which shall be in consideration for Seller's execution of this Agreement, but will be credited against the purchase price when and if escrow closes and the sale is completed. The Option Consideration shall be considered non-refundable if this Agreement is terminated for any reason.

5. CLOSING DATE. Subject however to sections 15(b) and 15(c) escrow shall close on or before the thirtieth day after the Inspection and Feasibility Study is completed.

6. DUE DILIGENCE. Buyer will have until the expiration of the 90th day after delivery of the signed "Agreement" (the "Inspection and Feasibility Study Period"), to conduct all of its inspections and due diligence and satisfy itself regarding title to the Property, and to inspect the Property. Buyer agrees to indemnify and hold harmless for any loss or damage to the Property or persons caused by Buyer or its agents arising out of such physical inspections of the Property. Buyer expressly acknowledges that the sale of the Property as provided for herein is made on an "AS IS" basis, and such provision shall survive closing.

     Subject however to sections 15(b) and 15(c) buyer may cancel this agreement for any reason in its sole discretion by delivering a cancellation notice by certified mail, return receipt requested, or by personal delivery to Seller and escrow holder before the expiration of the Inspection and Feasibility Study Period or Inspection Period as defined in Section 16. If this Agreement is not canceled as set forth herein, the First Payment shall be non-refundable unless Seller shall default hereunder.

      If Buyer cancels this Agreement as permitted under this Section or Section 16, except for any title insurance and/or escrow cancellation fees of the escrowee which will be paid by the Buyer, and any liabilities under sections 15(a)(iii) and 16(b) of this Agreement (which will survive), Buyer (after execution of such documents reasonably requested by Seller to evidence the termination hereof) shall be returned its First
Payment, and Buyer will have absolutely no rights, claims or interest of any type in connection with the Property or this transaction, regardless of any alleged conduct by Seller or anyone else.

      Unless Seller shall be in default of any obligation hereunder, or this Agreement is canceled by Buyer pursuant to the terms hereof, if Buyer fails to make the Second Payment, Seller shall be entitled to retain the First Payment and Buyer irrevocably will be deemed to have canceled this Agreement and relinquish all rights in and to the Property. If this Agreement is not canceled and the Second Payment is made when required, all of Buyer's conditions and contingencies will be deemed satisfied.

7. ESCROW. Escrow shall be opened by Buyer and the First Payment shall be deposited by Buyer with Escrowee. A copy of this Agreement will be delivered to the escrow holder and will serve as escrow instructions together with the escrow holder's standard instructions and any additional instructions required by the escrow holder to clarify its rights and duties. The parties agree to sign these additional instructions of the Escrowee, if any. If there is any conflict between these other instructions and this Agreement, this Agreement will control. Escrow will be opened upon acceptance of this Agreement by Seller.

8. TITLE. Closing will be conditioned on the commitment of Escrowee to issue an Owner's policy of title insurance, dated as of the close of escrow, in an amount equal to the purchase price, insuring that Buyer will own marketable and insurable fee simple title to the Property subject only to: the Permitted Exceptions as defined in paragraph 2 above; current real property taxes and assessments; and survey exceptions. Buyer shall have a Title Commitment issued and tendered to Buyer within twenty (20) days of the date this Purchase Agreement is delivered to Escrowee.

       Buyer shall be allowed until the expiration of the "Inspection and Feasibility Study Period" for examination and the making of any objections to the survey and to any exception contained in the Title Commitment, said objections to be made in writing or deemed waived. If any objections are so made, the Seller shall be allowed thirty (30) days to cure Buyer's objections, or in the alternative to obtain a commitment for insurable title insuring over Buyer's objections. If Seller shall decide to make no efforts to cure Buyer's objections, or is unable to make title marketable or obtain insurable title, (after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof) Buyer's First Payment shall be returned and this agreement shall be null and void and of no further force and effect.

     Pending correction of title, the payments hereunder required shall be postponed, but upon correction of title and within ten
(10) days after written notice of correction to the Buyer, the parties shall perform this agreement according to its terms.

      If Buyer shall make no written objection to Seller within the Review Period setting forth Buyer's objections to the status of title, Buyer shall have been deemed to have waived any such objections.

9. CLOSING COSTS. Seller will pay the deed stamp taxes, if any, and one-half of escrow fees attributable to the closing services for this transaction. Buyer shall pay for the cost of issuing the title commitment. Buyer will pay the cost of the title insurance premium for an Owner's policy (if desired by Buyer). Buyer will pay all recording fees, one-half of the escrow fees, the costs of a new survey or an update to the Survey in Seller's possession (if an update is required by Buyer). Each party will pay its own attorneys' fees and costs to document and close this transaction. Buyer will pay real estate commissions to brokers, if any.

10. REAL ESTATE TAXES, SPECIAL ASSESSMENTS AND PRORATIONS. Seller represents that to the best of its knowledge, all real estate taxes and assessments due and payable in all years prior to the year of Closing have been paid in full. Responsibility for real estate taxes and special assessments shall be prorated as of the date of closing based upon the most recently available tax bill with no readjustment for the taxes due for the year in which closing shall occur. All real estate taxes and special assessments due and payable in the years following the year in which closing occurs shall otherwise be the responsibility of Buyer. The parties acknowledge and agree that the tenant of the property is responsible for payment of taxes and thus no actual proration of funds at closing shall occur. However, seller shall remain responsible for the pro-rata share of taxes prior to closing and Buyer assumes the responsibility for the pro-rata share of taxes after closing.

11. SELLER'S REPRESENTATION AND AGREEMENTS.

     Seller represents and warrants as of this date that:

     (i) The Property is subject to a Net Lease Agreement as follows:

          (a)  Net Lease Agreement entered into December 21, 1990
     by  and  between  Seller and Creative Years  Early  Learning
     Centers,  Inc.,  as  amended  by  Amendment  To  Net   Lease
     Agreement effective as of August 5, 1993.

     (ii)   It  is  not  aware  of  any  pending  litigation   or
     condemnation proceedings against the Property or Seller's interest in the Property that have not been disclosed to Buyer.

     (iii) It is not aware of any contracts affecting this Property and potentially or actually binding on Buyer after the closing date.

     (iv) Seller has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

12. DISCLOSURES.

     (a) Seller has been an absentee landlord. Consequently, Seller has little, if any, knowledge of the physical characteristics of the Property.

     Accordingly, except as otherwise specifically stated in the Agreement, Seller hereby specifically disclaims any warranty, guaranty, or representation, oral or written, past, present, or future of, as to, or concerning (i) the nature and condition of the Property, including, without limitation, the water, soil, and geology, and the suitability thereof and of the Property for any and all activities and uses which Buyer may elect to conduct thereon; (ii) except for the warranty of title contained in the Deed to be delivered by Seller at the closing, the nature and extent of any right of way, lease, possession, lien, encumbrance, license, reservation, condition, or otherwise, and (iii) the compliance of the Property or its operation with any laws, ordinances, or regulations of any government or other body.

     (b) This Agreement is subject to an inspection contingency as set forth in Section 16. Buyer acknowledges and agrees that Buyer is not relying upon any representation or warranties made by Seller or Seller's Agent except those provided herein.

     (c) Buyer acknowledges that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any information provided by Seller or to be provided except as set forth herein. Buyer expressly acknowledges that, in consideration of the agreements of the Seller herein, except as otherwise specified herein, Seller makes no Warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty or condition, habitability, tenantability, suitability for commercial purposes, merchantability, profitability, or fitness for a particular purpose, in respect of the Property.

     (d) BUYER AGREES THAT IT SHALL BE PURCHASING THE PROPERTY IN ITS THEN PRESENT CONDITION, AS IS, WHERE IS, AND SELLER HAS NO OBLIGATION TO CONSTRUCT OR REPAIR ANY IMPROVEMENTS THEREON, OR TO PERFORM ANY OTHER ACT REGARDING THE PROPERTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ALSO AGREES THAT SELLER WILL HAVE NO LIABILITY OF ANY TYPE, DIRECT OR INDIRECT, TO BUYER OR BUYER'S SUCCESSORS, ASSIGNS, LENDERS OR AFFILIATES IN CONNECTION WITH ANY HAZARDOUS, TOXIC, DANGEROUS, FLAMMABLE, EXPLOSIVE OR CHEMICAL SUBSTANCES OF ANY TYPE (WHETHER OR NOT DEFINED AS SUCH UNDER ANY APPLICABLE LAWS) ON OR IN CONNECTION WITH THE PROPERTY EITHER BEFORE OR AFTER THE CLOSING DATE.

     The provisions (a) through (d) shall survive closing.

13. CLOSING.

     (a) Before the closing date, Seller will deposit into escrow an executed limited warranty deed subject to Permitted Exceptions conveying insurable title of the Property to Buyer. At Closing, Seller shall deliver to Buyer a standard Seller's Affidavit regarding liens and judgments. Buyer will be given five (5) business days, prior to closing, to review all closing documents.

     (b) On or before the closing date, Buyer will deposit into escrow: the balance of the purchase price when required under Section 4; any additional funds required of Buyer, (pursuant to this agreement or any other agreement executed by Buyer) to close escrow. Both parties will sign and deliver to the escrow holder any other documents reasonably required by the escrow holder to close escrow.

      (c) On the closing date, if escrow is in a position to close, the escrow holder will: record the deed in the official records of the county where the Property is located; cause the
title       company   to  commit  to  issue  the  title   policy;
immediately deliver to Seller the portion of
            the purchase price deposited into escrow by cashier's
check or wire transfer (less debits
             and prorations, if any); deliver to Seller and Buyer a signed counterpart of the escrow holder's certified closing statement and take all other actions necessary to close escrow.

14. DEFAULTS. If Buyer defaults, Buyer will forfeit all rights and claims and Seller will be relieved of all obligations and will be entitled to retain all monies heretofore paid by the Buyer as Seller's sole remedy.

     If Seller shall default, Buyer irrevocably waives any rights to file a lis pendens, a specific performance action or any other claim, action or proceeding of any type in connection with the Property or this or any other transaction involving the Property, and will not do anything to affect title to the Property or hinder, delay or prevent any other sale, lease or other transaction involving the Property (any and all of which will be null and void), unless: it has paid the First Payment, performed all of its other obligations and satisfied all conditions under this Agreement, and unconditionally notifies Seller that it stands ready to tender full performance, purchase the Property and close escrow as per this Agreement. Provided, however, that in no event shall Seller be liable for any consequential, punitive or speculative damages arising out of any default by Seller hereunder.

15. BUYER'S REPRESENTATIONS AND WARRANTIES.

     a.  Buyer represents and warrants to Seller as follows:

     (i) Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

     (ii) With the exception listed in paragraphs 15(b) and 15(c) below to Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

     (iii) Buyer agrees to indemnify and hold Seller harmless from any and all claim of any persons or entities claiming a brokerage or other fee arising out of representation of Buyer.

     b. It is however, understood and acknowledged by Buyer and Seller, that the present lessee of the property, Creative Years Early Learning Centers, Inc. has filed for bankruptcy protection under United States Bankruptcy Code Chapter 11.

          In   order  to  complete   the  purchase  transaction,
     Sellers acknowledges that court approval may be required. Should this occur, Seller grants buyer an extension of time to get said approval and will accordingly extend the 90 day period referred to in paragraph 6 above until such approval is granted or denied, or for 60 days, whichever is sooner.

     c.   Seller  further agrees that the first payment  paid  by
     Buyer will be returned in full to the Buyer subject to payment of any title insurance or any escrow cancellations fees and any liabilities under sections 15(a) (iii) and 16
     (b) of this Agreement in the unlikely event that court approval to sell the property is denied.

16. PROPERTY INSPECTION AND ENVIRONMENTAL.

     (a) Seller shall provide Buyer access to the Property from time to time for the purpose of conducting inspections thereof including mechanical, structural, electrical and other physical inspections. Buyer has until 90 days after the signing of the agreement by Seller to complete such physical inspection (the "Inspection and Feasibility Study").

     (b) Buyer shall indemnify, defend, and hold harmless Seller from and against any and all losses, claims, causes of action, liabilities, and costs to the extent caused by the actions of Buyer, its agents, employees, contractors, or invitees, during any such entry upon the Property. The foregoing duty of indemnification shall include the duty to pay all reasonable attorney's fees incurred by the Seller in responding to or defending any such claims or proceedings.

     (c) Buyer shall pay for any Phase I Environmental studies it wants to be performed on the Property. If Buyer desires a Phase I Environmental, Buyer shall obtain and review the same within ninety (90) days from the date this agreement is signed by Seller. If the Phase I Environmental report does not meet hazardous material standards as required by the ruling state and Federal agencies, the Buyer may terminate this Agreement within said 90 days period and receive a full refund of the Earnest Money. However, if Buyer terminates, Buyer prior to termination will provide Seller with copies of all reports and test results Buyer had performed on the Property.

     (d) Seller shall deliver to Buyer, on or before ten (10) days following the date Seller signs this contract, the following items to the extent within Seller's possession, or if such item(s) do not exist or Seller does not possess such items, a statement to that effect:

          (a.) Any leases on the Property;
          (b.) All surveys of the property currently in the possession of Seller.

     If this transaction does not close as scheduled, Purchaser shall return the items set forth in (a.)-(b.) to Seller within a reasonable time following termination of Contract.

     The Inspection and Feasibility Study Period (as hereinafter defined) shall be extended for one (1) day for each day by which Seller is late in delivering the items (a.)-(b.).

17. DAMAGES, DESTRUCTION AND EMINENT DOMAIN.

     (a) If, prior to closing, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $20,000, this Agreement shall become null and void, at Buyer's option exercised, if at all, by written notice to Seller within ten (10) days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth in Paragraph 6 hereof have been satisfied, or waived; and (ii) any period provided for above in this Subparagraph 17a for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer's right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the purchase price, and Seller shall assign to Buyer the Seller's right, title, and interest in and to all insurance proceeds resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property.

     If the cost of repair is less than $20,000.00, Buyer shall be obligated to otherwise perform hereinunder with no adjustment to the Purchase Price, reduction or abatement, and Seller shall assign Seller's right, title and interest in and to all insurance proceeds in relation to the Property.

     (b) If, prior to closing, the Property, or any part thereof, is taken (other than as disclosed in writing to Buyer prior to the date of this Agreement) by eminent domain, this Agreement shall become null and void, at Buyer's option. If Buyer elects to proceed and to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the purchase price, and Seller shall assign to Buyer all the Seller's right, title, and interest in and to any award made, or to be made, in the condemnation proceeding in relation to the Property.

      In the event that this Agreement is terminated by Buyer as provided above in Subparagraph 17(a) or 17(b), the First Payment shall be immediately returned to Buyer (after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof).

18. SELLER'S AND BUYER'S BROKERS. The Seller is not represented by a broker in this transaction. Any real estate broker commission earned by a broker enlisted by the Buyer is to be paid solely by the Buyer. Both parties represent and warrant that no other broker has been involved on behalf of the warranting party, and both parties agree to indemnify the other and hold harmless from any claim through or on behalf of such other party.

19. CANCELLATION. If any party elects to cancel this Contract because of any breach by another party, the party electing to cancel shall deliver to escrow agent a notice containing the address of the party in breach and stating that this Contract shall be canceled unless the breach is cured within 13 days following the delivery of the notice to the escrow agent. Within three days after receipt of such notice, the escrow agent shall send it by United States Mail to the party in breach at the address contained in the Notice and no further notice shall be required. If the breach is not cured within the 13 days following the delivery of the notice to the escrow agent, this Contract shall be canceled.

20. MISCELLANEOUS.

     (a) This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney's fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described, and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

     (b) If this escrow has not closed through no fault of Seller, by the thirtieth day after the completion of the Inspection and Feasibility Study, Seller may either, at its election, extend the closing date, exercise any remedy available to it by law, including but not limited to terminating this Agreement.

     (c)  FUNDS TO BE DEPOSITED OR PAID BY BUYER WILL BE GOOD AND
     CLEAR  FUNDS IN THE FORM OF CASH, CASHIER'S CHECKS  OR  WIRE
     TRANSFERS.

     (d) All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party.

     If to Seller:

          Attention:  Robert P. Johnson
          AEI Real Estate Fund XVI Limited Partnership
          1300 Minnesota World Trade Center
          30 E. 7th Street
          St. Paul, MN  55101-4901

     If to Buyer:

          Edward A. Routzong and
          Pamela C. Baca
          c/o 14855 Memorial Drive #1515
          Houston, TX 77079

     (e) Buyer may freely assign his rights and obligations under this  Agreement  to a third party controlled by  Buyer,  provided
however,   Buyer  shall  not  be  relieved  of  his   obligations
hereunder.

When accepted, this offer will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller and their respective successors and assigns. Buyer is submitting this offer by signing a copy of this offer and delivering it to Seller and delivering a copy of this Agreement signed by Buyer and the $1,000 First Payment to Escrowee; Escrowee shall sign below acknowledging receipt of this Agreement signed by Buyer and the First Payment, which will be deposited in to escrow by Escrowee. Seller has five (5) business days after receipt of the executed offer, Option Consideration, and acknowledgment of receipt of the First Payment by Escrowee within which to accept this offer by fully executing this contract and giving both Buyer and Escrowee written notice thereof; if not accepted by Seller, Escrowee shall immediately return the First Payment to Buyer and shall not require any releases by the Seller.

IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement effective as of the day and year above first written.

BUYER:



      By: /s/ Pamela C. Baca  /s/ Edward A. Routzong
          Its: Individually        Individually
                   Title              Title

SELLER:

      AEI Real Estate Fund XVI Limited Partnership, a Minnesota limited partnership.

      By:   AEI Fund Management XVI, Inc., its corporate general
            partner, a Minnesota corporation

      By:  /s/ Mark E. Larson
           Mark E. Larson, Chief Financial Officer



ESCROWEE:

      The Title Company hereby acknowledges receipt of a fully executed copy of this Agreement and the First Payment referred to in the Agreement on 2002, and agrees to accept, hold, deliver and disburse the First Payment and Second Payment, together with all interest accrued thereon and received by the Title Company, strictly in accordance with the terms and provisions of this Agreement. In performing any of its duties hereunder, the Title Company shall not incur any liability to anyone for any damages, losses or expenses, except for negligence, willful default or breach of trust, and it shall accordingly not incur any liability with respect (i) to any action taken or omitted in good faith upon advice of its counsel, or (ii) to any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Title Company shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement. Seller and Buyer hereby agree to indemnify and hold harmless the Title Company against any and all losses, claims, damages, liabilities and expenses, imposed upon the Title Company or incurred by the Title Company in connection with its acceptance or the performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof, unless such losses, claims, damages, liabilities and expenses arise out of Title Company's negligence, willful default or breach of trust. In the event of a dispute between Seller and Buyer sufficient in the discretion of the Title Company to justify its doing so, the Title Company shall be entitled to tender into the registry of the District Court of Harris County, Texas, all money or property in its hands under this Agreement, together with such legal pleadings as it deems appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Seller and Buyer shall bear all costs and expenses of such legal proceedings.



HOUSTON TITLE


By:

Its:



                           Exhibit "A"

                        Legal Description
            17135 Kieth Harrow Boulevard, Houston, TX


            0.99757 ACRE (CALLED 1.0071 ACRE) OF LAND
              IN THE W.C.R.R. CO. SURVEY, BLOCK 2,
                  SECTION 13, ABSTRACT NO. 909
                      HARRIS COUNTY, TEXAS


BEING      all  of a tract or parcel of land in the W.C.R.R.  Co.
Survey,  Block 2, Section 13, Abstract No. 909, in Harris County,
Texas. Said 0.99757 Acre tract is more particularly described as follows:

COMMENCING at a 5/8-inch iron rod found marking an angle point in the westerly line of Glencairn Village Subdivision as recorded in Volume 281, Page 51 of the Harris County Map Records;

THENCE, North 00 degrees 28 minutes 36 seconds West, along said westerly line and the easterly right-of-way line of an "Existing 175-foot Drainage Easement" recorded in Volume 2279, Page 597 of the Harris County Deed Records, for a distance of 1419.26 feet to a 5/8-inch iron rod found marking the northwesterly corner of said subdivision, and the southwesterly corner of said 0.99757 Acre tract and the POINT OF BEGINNING;

THENCE, North 00 degrees 28 minutes 36 seconds West, along said easterly right-of-way line, for a distance of 149.60 feet (called
150.14 feet) to a 1/2-inch iron rod set for corner in the southerly right-of-way line of Keith Harrow Boulevard (100.00 feet wide);

THENCE, North 89 degrees 44 minutes 33 seconds East, along said southerly right-of-way line, for a distance of 115.40 feet
(called 115.50 feet) to a 1/2-inch rod set for corner in the point of curvature of the curve to the right;

THENCE, along the arc of said curve with a radius of 1950.00 feet, an arc length of 180.35 feet subtending a central angle of 5 degrees 17 minutes 57 seconds, a chord distance of 180.29 feet bearing South 87 degrees 36 minutes 52 seconds East to a 1/2-iron rod set for corner;

THENCE, South 00 degrees 12 minutes 52 seconds East, leaving Keith Harrow Boulevard, along the westerly line of a 0.9835 Acre tract recorded in F.C. ###-##-#### called Cairn Village Center, for a distance of 140.90 feet to a 1/2-inchrod set for corner in the northerly line of said Glencairn Village Subdivision;


THENCE,  South 89 degrees 51 minutes 40 seconds West, along  said northerly  line  for a distance of 294.32 feet to  the  POINT  OF
BEGINNING  containing 0.99757 Acre, more or less,  called  1.0071
Acres.



February 13, 2003

Mr. Edward A. Routzong
Ms. Pamela C. Baca
% Creative Years Ealry Learning Centers, Inc.
14855 Memorial Drive #1515
Houston, TX 77079

RE:     Creative Years Early Learning Center
        17135 Keith Harrow Boulevard
        Houston, TX 77084
        AEI Real Estate Fund XVI Limited Partnership

        Dear Mr. Routzong:

        This letter is a follow-up to your telephone conversation of February 12, 2003 with Brian Schulz. On July 30, 2002 AEI Real Estate Fund XVI Limited Partnership ("Seller") entered into a Purchase Agreement with Edward A. Routzong and Pamela C. Baca ("Buyer"). The Buyer was given until approximately October 28, 2002 to perform due diligence under an Inspection and Feasibility Study Period. By an October 28, 2002 letter agreement we extended the Inspection and Feasibility Study Period to December 17, 2002. By a December 13, 2002 letter agreement we further extended the Inspection and Feasibility Study Period to February 19, 2003. We have now agreed to extend the Inspection and Feasibility Study Period to May 20, 2003.

        Please confirm Buyer's agreement to the above terms by signing below and returning a faxed copy of this letter to me. Except as provided above, all of the other terms and provisions of the Agreement are not amended by this letter. The Purchase Agreement, as hereby amended, shall remain in full force and effect.

        AEI Real Estate Fund XVI Limited Partnership, a Minnesota limited partnership.

                By:   AEI Fund Management XVI, Inc.,
                      its corporate general partner a Minnesota corp

                By:   /s/ Patrick W. Keene
                      Patrick W. Keene, Chief Financial Officer

        Enclosures

        cc:     Michael Daugherty, Esq.

        AGREE this 17th day of February 2003:

        Seller:

        /s/ Edward A. Routzong           /s/ Pamela C. Baca
            Edward A. Routzong               Pamela C. Baca